Exhibit 1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS EXCHANGE AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS BY VIRTUE OF THE COMPANY'S INTENDED COMPLIANCE WITH SECTIONS 3 (a) (9), 3 (b), AND/OR 4(2) OF THE SECURITIES ACT OF 1933, THE PROVISIONS OF REGULATION D UNDER SUCH ACT, AND SIMILAR EXEMPTIONS UNDER STATE LAW. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               EXCHANGE AGREEMENT

     EXCHANGE AGREEMENT ("Agreement") by and among ORCA TECHNOLOGIES, INC., a Utah corporation (the "Company"), TELEVAR, INC., a Washington corporation and wholly-owned subsidiary of Orca d/b/a Televar Northwest, Inc. ("Televar"), MONITRX, INC., a Utah corporation and wholly-owned subsidiary of Orca ("Monitrx") (Televar and Monitrx are collectively referred to as the "Subsidiaries"), and PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E"), dated as of April 27, 1998.

                                    RECITALS

     A. Pursuant to the terms of the various demand promissory notes (the "Demand Notes") made by the Company and the Subsidiaries in favor of PA&E as set forth on the attached Exhibit "A", the Company and the Subsidiaries are indebted to PA&E in the amounts (the "Note Debt") specified on Exhibit "A".

     B. PA&E, the Company and the Subsidiaries have executed and delivered that certain Debt Restructuring Agreement (the "Restructuring Agreement"), dated as of April 6, 1998, pursuant to which the parties agreed, subject to the preparation and execution of documentation acceptable to all the parties, to exchange the Note Debt owed by the Company and the Subsidiaries to PA&E for shares of the Company's capital stock.

     C. The Company now desires to issue to PA&E, and PA&E desires to receive from the Company, shares of its common stock ("Common Stock") in exchange for cancellation of the Note Debt, according to the terms and conditions as set forth below pursuant to Section 2 of the Restructuring Agreement.

     NOW, THEREFORE, in consideration of the mutual representations and covenants contained herein and in the Restructuring Agreement, it is agreed and understood as follows:

                                    ARTICLE 1

                                    EXCHANGE

     1.1 Issuance of Common Stock. Subject to the terms of this Agreement, and in exchange for the consideration set forth in Section 1.2 of this Agreement, the Company agrees, at the Closing, to issue to PA&E 2,109,709 shares of Common Stock (the "Shares"). On the Closing Date, as defined in Section 1.4, the Company will execute and deliver to PA&E the Instructions to Transfer Agent attached to this Agreement as Exhibit "B", which instruct the Company's transfer agent to deliver a certificate representing the Shares to PA&E.

     1.2 Termination and Satisfaction of Demand Notes. Subject to the terms of this Agreement, and in exchange for the Shares, PA&E agrees, at the Closing, to terminate and cancel the Demand Notes and to release, surrender, forgive and relinquish in full the Note Debt, and security agreements, UCC filings and other documents and instruments executed and delivered in connection with the Demand Notes, and to deliver the original Demand Notes to the Company for cancellation.

     1.3 Registration Rights Agreement. On the Closing Date, the Company and PA&E shall execute and deliver the Registration Rights Agreement attached to this Agreement as Exhibit "C".

     1.4 Closing. The Closing of this Agreement and the other transactions contemplated under the Restructuring Agreement (the "Closing") will take place at the offices of the Company and may occur at any time on or after the date hereof in accordance with the provisions of this Section.

                                    ARTICLE 2

                  COVENANTS, REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SUBSIDIARIES

     The Company and the Subsidiaries covenant, jointly represent and warrant as follows:

     2.1 Organization, Standing, Etc. Each of the Company and the Subsidiaries is duly organized, validly existing, and in good standing under the laws of the state of its organization or incorporation, and has the requisite corporate power and authority to conduct the business in which it is now engaged, to own or hold its properties and assets, and to enter into and perform this Agreement. Each of the Company and the Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties, prospects, or financial condition of the entity or entities with respect to which such term is used and which is material and adverse to such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity or entities with respect to which said term is used to enter into and perform its obligations under this Agreement.

     2.2 Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 11,901,698 shares were issued and outstanding as of the close of business on April 27, 1998. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound. Except to the extent set forth on Schedule 2.2 and as set forth in this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     2.3 PA&E Ownership of Shares. Upon issuance of the Shares, PA&E will not own more than 19% of the Company's outstanding Common Stock, taking into consideration the shares of Common Stock already owned by PA&E.

     2.4 Authorization. All corporate action on the part of the Company and the Subsidiaries and their respective boards of directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Restructuring Agreement by the Company and the Subsidiaries, the authorization, offer, issuance and delivery of the Shares, and the performance of the Company's and the Subsidiaries' obligations hereunder has been taken, or will have been taken, prior to the Closing. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable.

     2.5 Current Public Information. The Company has furnished or made available to PA&E true and correct copies of all registration statements, reports and documents, including proxy statements (other than preliminary proxy statements), filed with the Securities and Exchange Commission (the "SEC") by or with respect to the Company since December 31, 1996 and prior to the date of this Agreement, pursuant to the Securities Act or the Exchange Act (collectively, the "SEC Documents"). The SEC Documents are the only filings made by or with respect to the Company since December 31, 1996 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or pursuant to the Securities Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since January 1, 1996 and prior to the date of this Agreement.

     2.6 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, including without limitation the issuance of the Shares, do not and will not (i) result in a violation of the Company's articles of incorporation or bylaws, or (ii) conflict with, or result in a breach of or forfeiture of any rights (or result in an event which with notice or lapse of time or both would become a breach of or forfeiture of any rights) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or the Subsidiaries is a party, or (iii) result in a violation of any federal or state law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or the Subsidiaries or by which any property or asset of the Company or the Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company and the Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms of this Agreement (other than any SEC, NASD or state securities filings which may be required to be made by the Company subsequent to the Closing, and any registration statement which may be filed in furtherance of this Agreement); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of PA&E herein. Neither the Company nor any of the Subsidiaries is in violation of any material term of or in material default under their articles of incorporation or the terms and conditions of any outstanding series of preferred stock or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree of order or any statute, rule or regulation applicable to the Company or the Subsidiaries, which has not been duly waived as of the date of this Agreement.


                                    ARTICLE 3

                COVENANTS, REPRESENTATIONS AND WARRANTIES OF PA&E

         PA&E covenants, represents and warrants as follows:

     3.1 Sole Party in Interest. PA&E is the sole and true party in interest, and no other party has any beneficial ownership in the Note Debt or will have any beneficial ownership in the Shares, when issued, whether direct or indirect.

     3.2 Investment Purpose. The Shares are being acquired solely for PA&E's own account, for investment, and are not being acquired with a view to the resale, distribution, subdivision or fractionalization thereof.

     3.3 Sophisticated Investor. PA&E is a "sophisticated investor" (as described in Rule 506(b)(2)(ii) of Regulation D) and an "accredited investor" (as defined in Rule 501(a) of Regulation D), and PA&E has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares.

     3.3 Ability of PA&E to Bear Risk of Investment. PA&E acknowledges that the Shares are speculative investments and involve a high degree of risk and, PA&E is able to bear the economic risk of an investment in the Shares, and, at the present time, is able to afford a complete loss of such investment.

     3.4 Authority. This Agreement has been duly authorized and validly executed and delivered by PA&E and (assuming due authorization and valid execution by the Company and the Subsidiaries) is a legal, valid and binding agreement of PA&E enforceable against PA&E in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The person or persons executing this Agreement and all exhibits to this Agreement and documents or instruments executed in connection with this Agreement have all requisite authority to do so on behalf of PA&E.

     3.5 Organization. PA&E is an entity organized and validly existing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder. The acquisition of the Shares and the cancellation of the Note Debt by PA&E have been duly authorized by all necessary action on the part of PA&E. This Agreement has been duly executed by PA&E and, when delivered by PA&E in accordance with the terms hereof, shall constitute the valid and legally binding obligation of PA&E, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     3.6 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith (collectively, the "Transaction Documents"), and the consummation of the transactions contemplated by this Agreement and such other documents and instruments, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on PA&E, or the provision of any indenture, instrument or agreement to which PA&E is a party or is subject, or by which PA&E or any of its assets is bound, or conflict with or constitute a material default thereunder, or require the approval of any third-party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which PA&E is subject or to which any of its assets, operations or management may be subject.

     3.7 Disclosure; Access to Information. PA&E has received copies of or has had access to all documents, records, books and other information pertaining to PA&E's acquisition of the Shares that have been requested by PA&E. PA&E has been afforded the opportunity to ask questions of the Company and its management. PA&E further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and PA&E has reviewed or received copies of any such reports that have been requested by it.

                                    ARTICLE 4

                         OTHER AGREEMENTS OF THE PARTIES

     4.1 Restricted Shares. PA&E understands and acknowledges that the Shares have not been, and will not be as of the time issued, registered under the Securities Act of 1933, as amended (the "Securities Act"), and that they will be issued in reliance upon exemptions from the registration requirements of the Securities Act, and thus cannot be resold unless they are included in an effective registration statement filed under the Securities Act or unless an exemption from registration is available for such resale. With regard to the restrictions on resales of the Shares, PA&E is aware (a) that the Company will issue stop transfer orders to its stock transfer agent in the event of attempts to improperly transfer any such securities; and (b) that a restrictive legend will be placed on certificates representing the Shares, which legend will read substantially as follows:

          THESE SECURITIES ARE NOT REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED UNDER THE ACT, INCLUDING EXEMPTIONS UNDER
          SECTION 4(2) OF THE ACT AND THE PROVISIONS OF REGULATION D UNDER SUCH ACT, AND SIMILAR EXEMPTIONS UNDER STATE LAW. THESE SECURITIES MAY NOT BE RESOLD, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED UNLESS SUCH SECURITIES ARE COVERED BY AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF SECURITIES COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH EXEMPTION IS AVAILABLE.

                                    ARTICLE 5

                            MISCELLANEOUS PROVISIONS

     5.1 Effect of Recitals. The recitals contained on page 1 of this Agreement are an integral part of this Agreement.

     5.2 Warranties Survive Closing. All warranties, representations, indemnities and agreements hereunder shall survive the Closing.

     5.3 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

     5.4 Choice of Law. It is the intention of the parties that the laws of Utah should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to choice of law principles.

     5.5 Entire Agreement. This Agreement, the Restructuring Agreement and the Registration Rights Agreement, including all Exhibits attached hereto and made a part hereof, contains the entire agreement between the parties relating to the issuance of the Shares, provided that the Restructuring Agreement is not intended to be superseded by this Agreement.

     5.6 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     5.7 Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall construe one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: /s/ DONALD A. WRIGHT
                                           Its: President


                                       ORCA TECHNOLOGIES, INC.


                                       By: /s/ ROGER VALLO
                                           Its: President


                                       TELEVAR, INC.


                                       By: /s/ DOUGLAS EBSTYNE
                                           Its: President


                                       MONITRx, Inc.


                                       By: /s/ ROGER VALLO
                                           Its: President

                                   Exhibit "A"

                          DEMAND NOTES IN FAVOR OF PA&E


        Maker(s)                  Date of Note        Amount       Accrued Interest       Balance
------------------------------    ------------    -------------    ----------------    -------------
ORCA, TELEVAR                     Jun 6, 1997     $   22,500.00                        $   22,500.00
ORCA, TELEVAR                     Jun 8, 1997     $   50,000.00                        $   50,000.00
TELEVAR (ORCA added 10/1/97)      Jun 8, 1997     $  137,000.00                        $  137,000.00
TELEVAR (ORCA added 10/1/97)      Jun 10, 1997    $  150,000.00                        $  150,000.00
TELEVAR (ORCA added 10/1/97)      Jun 16, 1997    $  100,000.00                        $  100,000.00
ORCA (TELEVAR added 10/1/97)      Jun 23, 1997    $  100,000.00                        $  100,000.00
ORCA (TELEVAR added 10/1/97       Jun 26, 1997    $  650,000.00                        $  535,000.00
less $115,000 payment by ORCA)
ORCA, TELEVAR                     Jul; 1, 1997    $  250,000.00                        $  250,000.00
TELEVAR (ORCA added 10/1/97)      Jul 8, 1997     $  350,000.00                        $  350,000.00
ORCA, TELEVAR                     Aug 15, 1997    $   50,000.00                        $   50,000.00
ORCA, TELEVAR                     Sep 2, 1997     $  200,000.00                        $  200,000.00
ORCA, TELEVAR                     Sep 11, 1997    $   75,000.00                        $   75,000.00
ORCA, TELEVAR                     Sep 22, 1997    $   15,000.00                        $   15,000.00
ORCA, TELEVAR                     Oct 1, 1997     $  407,000.00                        $  407,000.00
ORCA, TELEVAR                     Oct 17, 1997    $  125,000.00                        $  125,000.00
ORCA, TELEVAR                     Nov 5, 1997     $  130,800.00                        $  130,800.00
ORCA, TELEVAR                     Nov 13, 1997    $  115,000.00                        $  115,000.00
ORCA, TELEVAR                     Nov 14, 1997    $   60,000.00                        $   60,000.00
ORCA, MONITRX                     Nov 14, 1997    $   10,000.00                        $   10,000.00
ORCA, TELEVAR & MONITRX           Feb 17, 1998    $1,337,119.62                        $1,337,119.62
                 TOTALS                           $4,324,419.62                        $4,209,419.62

                                   Exhibit "B"

                         INSTRUCTIONS TO TRANSFER AGENT


     These instructions are provided to INTERWEST TRANSFER CO., INC. (the "Transfer Agent") by ORCA TECHNOLOGIES, INC., a Utah corporation ("ORCA").

1. Issuance of stock: ORCA has authorized issuance of previously unissued shares of its Common Stock, $.001 par value, as follows:

                  Holder:            Pacific Aerospace & Electronics, Inc.
                  Address:           434 Olds Station Road
                                     Wenatchee, WA 98801
                  Number of Shares:  2,109,709
                  Issue Date:        April 17, 1998

2.   Instructions: The Transfer Agent is instructed to:

          a. Issue a stock certificate with the appropriate Section 144 legend for the number of shares set forth above in the name of the holder set forth above.

          b. Mail the certificate to:

                      Pacific Aerospace & Electronics, Inc.
                      c/o Eugenie D. Mansfield, Esq.
                      Stoel Rives LLP
                      600 University Street, Suite 3600
                      Seattle, WA 98101-3197

3. Indemnification by ORCA: ORCA agrees to indemnify and hold harmless the Transfer Agent from any loss, damage or claim (collectively "Claims") made against the Transfer Agent arising out of or relating to these instructions, except Claims caused by or as a result of the Transfer Agent's own gross negligence or willful misconduct, such indemnification to include all costs and expenses incurred by the Transfer Agent, including without limitation reasonable attorneys' fees.

Dated: April 17, 1998                   ORCA Technologies, Inc.


                                        By:  /s/ ROGER P. VALLO
                                             -----------------------------------
                                             Roger P. Vallo, President

Accepted as of May 4, 1998:

INTERWEST TRANSFER CO., INC.

By:   /s/ KURT D. HUGHES
Its:  Vice President

                                   Exhibit "C"

                          REGISTRATION RIGHTS AGREEMENT


     This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made as of April 27, 1998, between ORCA TECHNOLOGIES, INC., a Utah corporation (the "Company") and PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation (the "Shareholder").

                                    RECITALS

     A. The Company and the Shareholder are parties to a Debt Restructuring Agreement, dated April 6, 1998 (the "Restructure Agreement") under which the Shareholder agrees, among other things, to convert all of its loans to the Company and to the Company's subsidiaries, Televar, Inc., a Washington corporation, and MONITRx, Inc., a Utah corporation (formerly known as MONITRx Acquisition Corporation) into 2,109,709 shares of the Company's Common Stock.

     B. In the Restructure Agreement, the parties agreed to enter into this Agreement as a condition to closing the transactions contemplated under the Restructure Agreement.

                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement capitalized terms shall be defined as set forth in the Agreement or as follows:

     "Business Day" means any day except a Saturday, Sunday or other day on which banks in Salt Lake City (or in such other city as may be the headquarters of the Company's transfer agent) are authorized by law to close.

     "Common Stock" means the common stock, par value $.001 per share, of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Prospectus" means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments (including preliminary prospectus and post-effective amendments) and all material incorporated by reference into such Prospectus.

     "Registration Request Date" means the date that the Company receives a Registration Request.

     "Registration Statement" means any registration statement of the Company registering any of the Registrable Shares, including the Prospectus, all amendments and supplements of such Registration Statement (including post-effective amendments) and all exhibits and material incorporated by reference.

     "Restricted Securities" means any of the Registrable Shares until (a) a Registration Statement covering the issuance and resale of such Registrable Shares has been declared effective by the SEC and the Registrable Shares have been resold pursuant to such Registration Statement, (b) such Registrable Shares are permitted to be sold under circumstances in which all the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (c) the Registrable Shares are permitted to be sold pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act, and are freely tradeable after such sale by the transferee, (d) the Registrable Shares are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for the Registrable Shares not bearing a legend restricting further transfer, and such Registrable Shares may be resold without registration under the Securities Act, or (e) the Registrable Shares have ceased to be outstanding.

     "Registrable Shares" means the 2,109,709 shares issuable to the Shareholder under the Restructure Agreement.

     "SEC" means the Securities and Exchange SEC.

     "Securities Act" means the Securities Act of 1933, as amended.

                                    ARTICLE 2
                               REGISTRATION RIGHTS

     2.1 Restrictions.

          2.1.1 Restricted Securities. The Shareholder is entitled to the benefits of this Agreement for only so long as any Registrable Shares remain Restricted Securities.

          2.1.2 Effective Date. The registration rights set forth in Sections
2.2 and 2.3 shall be effective (the "Effective Date") after the earliest of: (a) the closing of the Company's third round of financing (the "Financing"), and (b) April 17, 1999. For purposes of determining when the Financing has occurred, the Company's first round of financing shall be deemed to have occurred prior to April 17, 1998, and may include up to an additional $1 million under the same terms and conditions. Any amount that the Company raises in a private placement or public offering of equity or debt (other than commercial or trade debt) after April 17, 1998, will be deemed to be another round of financing.

     2.2 Demand Registration Rights.

          2.2.1 Scope. Except as otherwise stated in this Agreement, the Shareholder shall have the right to require the Company to register all or a portion of the Registrable Shares under the Securities Act (the "Demand Registration") at any time after the Effective Date.

          2.2.2 Registration Request. In order to exercise its rights under
Section 2.2.1, the Shareholder must deliver a written request to the Company (a "Registration Request") that specifies (a) the number of Registrable Shares requested to be registered (the "Subject Shares"), and (b) the intended method of disposing of the Subject Shares.

          2.2.3 Underwritten Offering. The Shareholder may elect to sell the Subject Shares under a Demand Registration, in an underwritten offering. In any such underwritten offering, the underwriter of the offering (the "Underwriter") shall be selected by the Shareholder and the terms of such offering shall be reasonably satisfactory to the Shareholder. However, the Underwriter and the terms of the underwriting must be reasonably satisfactory to the Company.

          2.2.4 Pending Public Offering. The Company shall not be obligated to file a Registration Statement pursuant to a Demand Registration, if the Company files, within 90 days after the Registration Request Date, another registration statement which offers its securities to the general public and under which the Shareholder may exercise Piggyback Rights under Section 2.3. If the Company desires to exercise its rights under this Section, then the Company must furnish to the Shareholder, within 15 days after the Registration Request Date, a certificate signed by the Company's President stating that the Company intends to file such a registration statement within 90 days after the Registration Request Date. However, if the Company to abandons or indefinitely delay such public offering, the Company shall promptly so notify the Shareholder, and shall file a Registration Statement covering the Subject Shares within 90 days after the Registration Request Date.

          2.2.5 Hardship Delay. The Company shall have the one-time right to delay the filing of a Registration Statement pursuant to a Demand Registration, on the basis of hardship, for not more than 90 days after the Registration Request Date. In order to exercise such right, the Company must furnish to the Shareholder, within 15 days after the Registration Request Date, a certificate signed by the Company's President stating that, in the good faith judgment of the Company's Board of Directors, (a) such registration would be seriously detrimental to the Company and its shareholders, and (b) it is therefore essential to defer the filing of such registration statement.

     2.3 Piggyback Registration Rights.

          2.3.1 Scope. Except as otherwise stated in this Agreement, the Shareholder shall have the right (the "Piggyback Rights") to include all or part of the Registrable Shares in any registration statement filed by the Company in connection with the underwritten public offering of securities by the Company or by any other shareholder of the Company (the "Piggyback Registration").

          2.3.2 Registration Notice. If the Company proposes to file a Registration Statement subject to Piggyback Rights, then it shall give the Shareholder written notice of such proposed filing (a "Registration Notice") at least 45 days before the anticipated filing date of the Registration Statement. The Registration Notice shall offer the Shareholder the opportunity to include all or part of the Registrable Shares in the Piggyback Registration.

          2.3.3 Registration Request. In order to exercise its rights under
Section 2.3.1, the Shareholder must deliver a Registration Request to the Company within 20 days after receiving a Registration Notice. Each Registration Request must specify (a) the number of Subject Shares, and (b) the intended method of disposing of the Subject Shares.

          2.3.4 Underwriting Requirements. The Company shall not be required to include any of the Registrable Shares in a Piggyback Registration unless (a) the Shareholders accept the terms of the underwriting as agreed on between the Company and the underwriters selected by it, (b) the Shareholder completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of the underwriting agreement, and (c) the quantity of the Subject Shares will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company or the other shareholders selling in such offering. If the total number of Subject Shares exceeds the number of shares that the underwriters reasonably believe compatible with the success of the offering (the "Includable Shares"), then the Company shall include in the offering only the Includable Shares. If at any time the Shareholder disapproves of the terms of any offering in which it has elected to exercise its Piggyback Rights, then the sole remedy of the Shareholder shall be to withdraw from that offering and the related Piggyback Registration, by giving written notice to the Company and the Underwriter. Such withdrawal, however, shall not impair the Shareholder from exercising its Piggyback Rights with regard to another or future Piggyback Registration

          2.3.5 Decision Not to File. If the Company decides not to file a Registration Statement after sending a Registration Notice, then the Shareholder shall not be entitled to have the Registrable Shares registered at such time, unless the Shareholder elects to exercise a Demand Registration pursuant to
Section 2.2.

                                    ARTICLE 3
                           OBLIGATIONS OF THE COMPANY

     Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall:

     3.1 Registration Statement.

          3.1.1 Filing. Promptly after the Registration Request Date, but in no event more than 60 days later, the Company shall prepare and file with the SEC a Registration Statement covering the Subject Shares. The Company agrees to use its best efforts to cause such Registration Statement to become effective as expeditiously as possible and to keep such Registration Statement continuously effective until all the Subject Shares (a) have been sold, or (b) have become eligible for resale pursuant to Rule 144 under the Securities Act.

          3.1.2 Amendments; Supplements. Upon the request of the SEC, or upon the occurrence of any event that would cause the Registration Statement or the Prospectus (a) to contain a material misstatement or omission or (b) not to be effective and usable for resale of the Subject Shares during the period required by this Agreement, the Company shall promptly file an appropriate amendment or supplement to such Registration Statement or Prospectus responding to the SEC's request or correcting any such misstatement or omission. The Company shall use its reasonable best efforts to cause such amendment or supplement to be declared effective and such Registration Statement and Prospectus to become usable for its intended purpose as soon as practicable thereafter.

          3.1.3 Notices of Effectiveness. The Company shall advise the Shareholder in writing, (a) when the Registration Statement, Prospectus or any Prospectus supplement or post-effective amendment (a) has been filed, and (b) has become effective.

          3.1.4 Copies. The Company shall furnish to the Shareholder with such numbers of copies of the Registration Statement, Prospectus or such other documents as the Shareholder or Underwriter may reasonably request to facilitate the disposition of all of the Subject Shares.

          3.1.5 Preparation; Reasonable Investigation. In connection with the preparation and filing of a Registration Statement, or subsequent amendment or supplement, the Company will give the Shareholder and its Underwriter, counsel and accountants, (a) the opportunity to participate at their own expense in the preparation of the Registration Statement, Prospectus and each amendment or supplement, (b) reasonable and necessary access to the Company's books and records, and (c) such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements, as shall be reasonably necessary, in the opinion of such Shareholder and the Underwriter's respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

          3.1.6 Withdrawal. The Company shall withdraw the Subject Shares from inclusion in a Registration Statement at the request of the Shareholder.

     3.2 State Securities Filings. The Company shall use its best efforts to register and qualify the securities covered by a Registration Statement under any applicable state securities laws as shall be reasonably requested by the Shareholder. However, the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, in connection with such qualifications.

     3.3 Underwriting Agreement. In the event of any underwritten public offering, the Company shall (a) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the Underwriter, and
(b) cooperate and assist in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of the NASD.

     3.4 Material Adverse Changes. At any time during the effectiveness of a Registration Statement, the Company shall notify the Shareholder of the occurrence of any event that causes a Registration Statement to include an untrue statement of a material fact or omit to state a material fact (a) required to be stated in the Registration Statement, or (b) necessary to make the existing statements in the Registration Statement not misleading in the light of the circumstances then existing.

     3.5 Stop Orders. The Company shall advise the Shareholder in writing, of the issuance by the SEC, or by any state securities commission, of a stop order suspending the effectiveness of any Registration Statement. Upon the issuance of a stop order, the Company shall use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

     3.6 Listing. The Company shall use its best efforts to list or have accepted for quotation, not later than the effective date of the Registration Statement, all Securities covered by the Registration Statement on the Nasdaq National Market System or any other trading market on which the Common Stock is then admitted or quoted for trading.

     3.7 Certificates. Upon sale of Registrable Shares pursuant to Section 2.2 or 2.3, the Company shall (a) cooperate with the Shareholder to facilitate the timely preparation and delivery of unlegended certificates representing the Subject Shares, and (b) enable such certificates to be in such denominations, and registered in such names,, as the Shareholder may request at least two Business Days prior to any such sale.

                                    ARTICLE 4
                         OBLIGATIONS OF THE SHAREHOLDER

     Whenever a registration is to be effected pursuant to the terms of this Agreement, the Shareholder shall:

     4.1 Underwriting Agreement. If the registration is an underwritten public offering, the Shareholder shall enter into and perform its obligations under the underwriting agreement with the Company and the Underwriter.

     4.2 Confidentiality. The Shareholder and its Underwriter shall treat as confidential, and shall not disclose, any records of or information regarding the Company obtained under Section 3.1.5, which the Company determines in good faith to be confidential, and which the Company has so notified the Company and its Underwriter in writing ("Confidential Information"), unless (a) the disclosure of the Confidential Information, in the opinion of counsel reasonably acceptable to the Company, is necessary to avoid or correct a misstatement or omission in the Registration Statement, or (b) the release of such records is sought in a court of competent jurisdiction. In the event of requested disclosure of Confidential Information under subsection (b), above, the Shareholder shall notify the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent such disclosure.

     4.3 Shareholder Information. The Shareholder shall (a) furnish to the Company such information regarding the Shareholder, the Registrable Shares and the intended method of disposition of the Subject Shares as shall be reasonably required to effect the registration of the Subject Shares, and (b) promptly complete and execute such documents in connection with such registration as the Company may reasonably request, including but not limited to all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, and lock-up letters.

     4.4 Material Adverse Changes.

          4.4.1 Of the Shareholder. At any time during the effectiveness of a Registration Statement, the Shareholder shall notify the Company of the occurrence of any event with respect to the Shareholder, the Registrable Shares and the intended method of disposition of the Subject Shares that causes a Registration Statement to include an untrue statement of a material fact or omit to state a material fact
(a) required to be stated in the Registration Statement, or (b) necessary to make the existing statements in the Registration Statement not misleading in the light of the circumstances then existing.

          4.4.2 Of the Company. Upon receipt of written notice from the Company of the occurence of a material adverse change under Section 3.4, the Shareholder shall (a) immediately cease selling the Subject Shares until it receives an amended or supplemented Prospectus from the Company, and (b) if the Company so requests, return all copies of the Prospectus in the Shareholder possession that was in effect as of the date of such notice, except permanent file copies.

                                    ARTICLE 5
                             REGISTRATION EXPENSES.

     5.1 Company Expenses. Except as set forth in Section 5.2 and 5.3, the Company shall be responsible for paying for each Piggyback Registration and for one Demand Registration, all expenses incident to the Company's performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective, including without limitation: (a) all registration and filing fees and expenses (including filings made with the NASD and Nasdaq and counsel fees in connection therewith); (b) all fees and expenses of compliance with federal securities and state Blue Sky or securities laws (including all reasonable fees and expenses of one counsel to any Underwriter) in connection with compliance with state securities laws; (c) all expenses of printing, messenger and delivery services and telephone calls;
(d) all fees and disbursements of counsel for the Company; and (e) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

     5.2 Shareholder's Expenses. The Shareholder shall be responsible for paying the following expenses:

          5.2.1 Attorney Fees. The Shareholder shall pay all fees and disbursements of counsel for the Shareholder in any Piggyback or Demand Registration.

          5.2.2 Underwriting Expenses. If the Shareholder requests the participation of an Underwriter in a registration under this Agreement, then the Shareholder shall be responsible for (a) any underwriting discounts, commissions or fees attributable to the sale of Registrable Shares, or (b) any legal fees or disbursements of the Underwriter's counsel (other than any such fees or disbursements relating to state securities law compliance).

          5.2.3 Transfer Taxes. The Shareholder shall pay any transfer taxes that may be imposed in connection with a sale or transfer of the Registrable Shares.

          5.2.4 Withdrawal of Registration Statement. If the Shareholder requests that the Company withdraw the Registration Statement under Section 3.1.6, then the Company shall not be required to pay any expenses under Section 5.1, and the Shareholder shall bear such expenses, after receiving written invoices for such expenses.

     5.3 Internal Expenses. The Company and the Shareholder shall bear their respective internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and the expenses of any required audit.

                                    ARTICLE 6
                         INDEMNIFICATION; CONTRIBUTION.

     6.1 Definitions. As used in this Article 6, the following terms have the indicated meanings:

          6.1.1 "Affiliates" means each Controlling Person, officer, director, partner, employee, representative, agent of a Person.

          6.1.2 "Claims" means all losses, claims, damages, liabilities, judgments or expenses (including, without limitation, reasonable attorneys' fees and disbursements), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof).

          6.1.3 "Controlling Person" means each person, if any who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Person.

          6.1.4 "Indemnified Person" means the party requesting indemnification under Sections 6.2 or 6.3.

          6.1.5 "Indemnifying Person" means the party against whom a claim for indemnification is made under Sections 6.2 or 6.3.

     6.2 Company's Indemnification. Subject to Section 6.2.1, the Company agrees to indemnify and hold harmless the Shareholder and its Affiliates from and against any and all Claims to which such Indemnified Person may become subject under either Section 15 of the Securities Act or Section 20 of the Exchange Act, insofar as such Claims arise out of or are based upon or caused by (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto),
(b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading,
(c) any violation by the Company of the Securities Act or any state securities law, (d) any rule or regulation promulgated under the Securities Act or any state securities law, or (e) any other law applicable to the Company relating to any such registration or qualification. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Shareholder or its Affiliates, and shall survive the transfer of the Registrable Shares.

          6.2.1 Exceptions. Notwithstanding Section 6.2, the Company shall not be required to indemnify against any Claims that: (a) are caused by any untrue statement or omission in any Registration Statement, or Prospectus that is furnished in writing to the Company by or on behalf of the Shareholder or its Affiliates expressly for use therein, or (b) with respect to any preliminary Prospectus, result from the fact that the Shareholder sold Registrable Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus, as amended or supplemented, if the

Company previously furnished copies of the Prospectus to the Shareholder in accordance with this Agreement.

     6.3 Shareholder's Indemnification. The Shareholder agrees to indemnify and hold harmless the Company and its Affiliates from Claims, that (a) are caused by any untrue statement or omission in any Registration Statement, or Prospectus that is based upon information furnished in writing to the Company by or on behalf of the Shareholder or its Affiliates expressly for use therein, or (b) with respect to any preliminary Prospectus, result from the fact that the Shareholder sold Registrable Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus, as amended or supplemented, if the Company had previously furnished copies of the Prospectus to the Shareholder in accordance with this Agreement. The Shareholder may offset any amounts which it is obligated to pay under this Section against the outstanding balance due on the Promissory Note, dated as of this same date, from the Company to the Shareholder, in the initial principal amount of $950,000.

     6.4 Defense of Claims.

          6.4.1 Notice of Claim. If any action is brought or asserted against any Indemnified Person with respect to which indemnity may be sought under
Section 6.2 or 6.3, the Indemnified Person shall promptly notify the Indemnifying Person.

          6.4.2 Assumption of Defense. The Indemnifying Person shall assume the defense of such Claim and shall employ counsel on behalf of the Indemnified Person. However, the Indemnifying Person shall not have the right to assume the defense of such action on behalf of the Indemnified Person if (a) the Indemnified Person and the Indemnifying Person are both named parties to the action, and (b) the Indemnified Person has been advised in writing by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Person.

          6.4.3 Separate Counsel. The Indemnified Person shall have the right to employ separate counsel in any such action and to participate in its own defense at its own expense, unless (a) the employment of separate counsel has been specifically authorized in writing by the Indemnifying Person, (b) the Indemnifying Person has failed to assume the defense and employ counsel, or (c) the Indemnifying Person is prohibited from assuming the defense under Section 6.4.2.

          6.4.4 Settlements. An Indemnified Person shall not be liable for any settlement effected by the Indemnifying Person without such Indemnified Person's prior written consent, which consent shall not be withheld unreasonably. The Indemnifying Person shall indemnify and hold harmless such Indemnified Person from and against any loss, claim, damage, liability, judgment or expense by reason of any settlement effected without the written consent of the Indemnified Person. The Indemnifying Person shall not, without the prior written consent of such Indemnified Person, settle or compromise or consent to the entry of judgment on or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all liability arising out of such action, claim, litigation or proceeding.

                                    ARTICLE 7
                                   INFORMATION

     During the term of this Agreement, and while any Registration Statement offering Registrable Shares is outstanding, the Company shall comply with the following:

     7.1 Exchange Act Filings. The Company shall (a) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, and (b) provide promptly to the Shareholder each document filed with the SEC pursuant to the requirements of Section 12 and
Section 14 of the Exchange Act. As used in the preceding sentence, "timely" shall include the period permitted after the timely filing of a Notification of Inability to Timely File under Rule 12b-25 under the Exchange Act.

     7.2 Rule 144. The Company shall furnish to the Shareholder, promptly upon the Shareholder's request (a) a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act ("Rule 144") and of the Exchange Act and (b) such other information as may be reasonably requested in availing the Shareholder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Rule 144.

     7.3 Rule 144A. The Company shall make available to the Shareholder the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the Registrable Shares pursuant to Rule 144A, (a) for so long as a Registration Statement is not effective and any of the Registrable Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144, and (b) during any period in which the Company is not subject to
Section 13 or 15(d) of the Exchange Act.

                                    ARTICLE 8
                        ASSIGNMENT OF REGISTRATION RIGHTS

     The Shareholder may assign its rights under this Agreement only after obtaining the Company's prior written consent, which consent will not unreasonably be withheld. Upon such assignment, the assignee shall be deemed the "Shareholder" under this Agreement. A condition of the Company's consent shall be that, immediately following such assignment, the further disposition of the assigned Registrable Shares by the assignee is restricted under the Securities Act.

                                    ARTICLE 9
                               GENERAL PROVISIONS

     9.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and effect the transactions contemplated in this Agreement.

     9.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation, permitted assignee of the Registrable Shares.

     9.3 Notices. Any notice required or permitted to be given under this Agreement or any agreement or instrument executed in connection with this Agreement shall be (a) in writing; (b) delivered personally, including by means of facsimile transmission or courier, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct:


     If to the Shareholder:                    With a copy to:

     Sheryl A. Symonds, Vice President         Eugenie D. Mansfield, Esq.
       and General Counsel                     Stoel Rives LLP
     Pacific Aerospace & Electronics, Inc.     600 University St., Suite 3600
     424 Olds Station Road                     Seattle, WA   98101-3197
     Wenatchee, Washington 98801               Facsimile: (206) 386-7500
     Facsimile: (425) 354-1632

     If to the Company:                        With a copy to:

     Roger Vallo, President                    Jeffrey M. Jones, Esq.
     Orca Technologies, Inc.                   Durham, Evans, Jones & Pinegar
     24000 35th SE, Suite 200                  Key Bank Tower
     Bothell, Washington 98021                 50 South Main, Suite 850
     Facsimile: (425) 806-5221                 Salt Lake City, UT 84144
                                               Fax: (801) 538-2425

     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

     9.5 Attorney Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its court costs and attorney fees by the non-prevailing party, including such costs and fees as may be incurred on appeal or in a bankruptcy proceeding.

     9.6 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate, and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

     9.7 Waiver. The terms of this Agreement may only be waived in writing by the party granting such waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of any other provision.

     9.8 Entire Agreement; Modifications; Severability. This Agreement constitutes the entire agreement of the parties, and supersedes all previous written or oral agreements, with regard to the subject matter of this Agreement. Any agreement to waive or modify any term of this Agreement must be in writing signed by all parties. If any provision of this Agreement is determined to be invalid or is terminated in accordance with its terms, the remaining provisions shall remain enforceable.

     9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall constitute a single instrument.


                                       THE COMPANY:

                                       ORCA TECHNOLOGIES, INC.


                                       By /s/ ROGER P. VALLO
                                          --------------------------------------
                                          Roger P. Vallo
                                          Its President


                                       THE SHAREHOLDER:

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By /s/ DONALD A. WRIGHT
                                          --------------------------------------
                                          Donald A. Wright
                                          Its President